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                                                                     EXHIBIT 8.2



                      [BRACEWELL & PATTERSON LETTERHEAD]



                                 August 23, 1999




Kinder Morgan, Inc.
1301 McKinney, Suite 3400
Houston, Texas 77010

                 Re:  Registration Statement on Form S-4

Gentlemen:

                  We are acting as counsel to Kinder Morgan, Inc. ("Kinder Morgan"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Rockies Merger Corp. ("Rockies"), a Delaware corporation and wholly-owned subsidiary of K N Energy, Inc. ("K N Energy"), a Kansas corporation, with and into Kinder Morgan, pursuant to the Agreement and Plan of Merger, dated as of July 8, 1999, by and among K N Energy, Rockies and Kinder Morgan (the "Merger Agreement"), as amended through the date hereof. You have requested our opinion concerning certain United States federal income tax consequences of the Merger and the accuracy of the discussion contained under the caption "Material United States Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus (the "Prospectus"), which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission").

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, and covenants


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Kinder Morgan, Inc.
August 23, 1999
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contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Prospectus and all exhibits thereto, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination of these documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We have assumed that each executed document constitutes the legal, valid, binding and enforceable agreement of the signatory parties; that all representations and statements set forth in such documents are and will remain true, accurate and complete in all material respects; that all of the transactions related to the merger will be consummated in accordance with the terms of such documents; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of such documents have been or will be performed or satisfied in accordance with their terms in all material respects. We have further assumed that the Merger will be consummated pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions and that the Merger qualifies as a statutory merger under applicable state law. We have not attempted to verify independently any representations and have assumed that all representations contained in the documents are, and at the time the Merger becomes effective will be, true, accurate and complete in all material respects. We have further assumed that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of this opinion.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, all of which are potentially subject to change, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

                  Based on and subject to the foregoing, we are of the opinion that, although the discussion set forth in the Registration Statement under the caption "Material United States Federal Income Tax Considerations" does not purport to


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Kinder Morgan, Inc.
August 23, 1999
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discuss all possible United States federal income tax consequences of the Merger to Kinder Morgan shareholders who surrender shares of Kinder Morgan stock pursuant to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences that are likely to be material to such shareholders who hold shares of Kinder Morgan stock as capital assets and who are not subject to special rules under the Code, or do not otherwise have unique individual circumstances.

                  Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of any transactions or events contemplated by or referred to in the Merger Agreement or the Registration Statement. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated, referenced, or assumed herein or any subsequent changes in applicable law.

                  This opinion is being provided in connection with the filing of the Registration Statement. We acknowledge that you will rely on this opinion in providing disclosure to the Kinder Morgan shareholders of the material United States federal income tax consequences of the Merger. In addition, we consent to the use of our name in the Prospectus under the headings "Material United States Federal Income Tax Considerations" and "Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. Except as set forth above, this opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

                                               Sincerely yours,

                                               Bracewell & Patterson, L.L.P.

                                               /s/ BRACEWELL & PATTERSON, L.L.P.